Exhibit 99.1

UTSTARCOM RELEASES FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2008

Second Quarter 2008 Total Revenues of $633 million

ALAMEDA, Calif., — August 6, 2008 — UTStarcom, Inc. (Nasdaq: UTSI), today reported financial results for the second quarter of 2008.  Net sales for the second quarter of 2008 were $633 million as compared to $538 million in the second quarter of 2007 representing an 18% increase.  The Personal Communications Division (“PCD”) revenues for the second quarter of 2008 were $449 million as compared to $358 million in the second quarter of 2007.  Gross margins for the second quarter of 2008 were 13.0% as compared to 14.8% in the second quarter of 2007.  The operating loss for the second quarter of 2008 was $31.1 million as compared to an operating loss of $55.3 million in the second quarter of 2007.  This improvement was primarily due to a $22 million reduction in operating expenses.  The net loss for the second quarter of 2008 was $38.8 million, or ($0.31) per share, as compared to a net loss of $61.7 million, or ($0.51) per share in the second quarter of 2007.

Cash, cash equivalents and short term investments were $255 million at quarter end, while the total debt was $29 million.  These balance sheet items do not include the proceeds received from completing the divestiture of PCD on July 1, 2008.  On July 1, the company closed the divestiture of PCD for expected proceeds of approximately $240 million subject to certain adjustments.  Of this amount, the company received approximately $216 million in cash with the balance of approximately $24 million held in escrow accounts.

“In the second quarter we continued to execute on the strategic plan laid out in late 2007.  We recently closed a significant divestiture which provides us with the liquidity to execute the next phase of that plan.  Strategically, we are now focused primarily on delivering IP-based products to the world’s fastest growing economies.” said Peter Blackmore, UTStarcom’s chief executive officer and president.  “We are also taking further action to adjust the operating model of the company consistent with our new structure.  The results of these efforts will become evident as we move forward in late 2008 and into 2009.”

Q3 2008 Guidance

Given the recent changes to the company’s structure, management will provide third quarter financial guidance during the conference call.

Conference Call

The company will host a conference call to discuss the results. The call will take place at 2:00 p.m. (PDT) / 5:00 p.m. (EDT) on August 6, 2008. The conference call dial-in numbers are as follows: United States / Canada — 877-405-9548; International — 706-679-7496. The conference ID number is 5823-3299.

A replay of the call will be available for 30 days. The conference call replay numbers are as follows: United States / Canada — 800-642-1687; International — 706-645-9291. The Access Code is 5823-3299.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through the investor relations section of UTStarcom’s Web site at: http://www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register, and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company develops, manufactures and markets its broadband, wireless, and terminal solutions to network operators in both emerging and established telecommunications markets worldwide. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. UTStarcom was founded in 1991 and is headquartered in Alameda, California.  The company has research and development centers in the USA, Canada, China, Korea and India.

For more information about UTStarcom, please visit the UTStarcom Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the company’s plans to adjust its operating model and expectations with respect to anticipated future results.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of the company to realize anticipated results of operational improvements and execute on its liquidity plans as well as risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

# # #

Company Contact

Barry Hutton

Senior Director, Investor Relations

UTStarcom, Inc.

(510) 769-2807

barry.hutton@utstar.com

UTStarcom, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$254,790	$503,078
Accounts and notes receivable, net	153,445	343,525
Inventories and deferred costs	342,958	524,727
Assets held for sale	373,929	—
Prepaids and other current assets	139,187	121,636
Total current assets	1,264,309	1,492,966
Long-term assets:
Property, plant and equipment, net	207,259	209,094
Long-term deferred costs	161,919	164,766
Other long-term assets	102,089	117,762
Total assets	$1,735,576	$1,984,588

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$179,984	$148,440
Short-term debt	29,158	322,829
Customer advances	192,331	229,050
Deferred revenue	111,219	100,502
Liabilities held for sale	154,953	—
Other current liabilities	230,933	302,395
Total current liabilities	898,578	1,103,216
Long-term liabilities:
Long-term debt	—	333
Long-term deferred revenue and other liabilities	248,365	259,358
Total liabilities	1,146,943	1,362,907

Minority interest in consolidated subsidiaries	796	3,705
Total stockholders’ equity	587,837	617,976
Total liabilities, minority interest and stockholders’ equity	$1,735,576	$1,984,588

UTStarcom, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30		Six months ended June 30,
	2008	2007	2008	2007

Net sales	$632,756	$538,245	$1,218,745	$1,014,146
Cost of net sales	550,808	458,515	1,044,718	859,132
Gross profit	81,948	79,730	174,027	155,014

Operating expenses:
Selling, general and administrative	72,010	88,865	151,754	168,701
Research and development	39,286	42,158	80,686	85,819
Amortization of intangible assets	1,730	4,046	3,554	8,092
Total operating expenses	113,026	135,069	235,994	262,612

Operating loss	(31,078)	(55,339)	(61,967)	(107,598)

Interest expense, net	(2,167)	(3,926)	(5,421)	(5,742)
Other income (expense), net	(920)	158	53,050	4,129
Loss before income taxes and minority interest	(34,165)	(59,107)	(14,338)	(109,211)
Income taxes	(4,625)	(3,298)	395	(7,640)
Minority interest in losses of consolidated subsidiaries	10	698	520	1,161
Net loss	$(38,780)	$(61,707)	$(13,423)	$(115,690)

Loss per share - Basic and diluted	$(0.31)	$(0.51)	$(0.11)	$(0.96)

Weighted average shares used in per share calculation:
- Basic and diluted	123,119	120,982	122,608	120,941

UTStarcom, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended June 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,423)	$(115,690)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	19,904	29,737
Gain on sale of investments and liquidation of ownership interest in a variable interest entity	(48,375)	(366)
Net gain on sale of fixed assets	(85)	(2,629)
Stock-based compensation expense	9,844	4,939
Provision for doubtful accounts	2,722	2,370
Provision for (recovery of) deferred costs	9,089	(8,136)
Deferred income taxes	(11,541)	1,267
Other	2,185	(366)
Changes in operating assets and liabilities:
Accounts receivable	65,081	84,696
Inventories	(69,513)	(19,369)
Deferred costs	42,747	31,563
Other assets	(5,513)	(28,637)
Accounts payable	116,453	(89,502)
Income taxes payable	3,800	6,801
Customer advances	(16,503)	27,141
Deferred revenue	(7,025)	(23,982)
Other current liabilities	(39,986)	(49,135)
Net cash provided by (used in) operating activities	59,861	(149,298)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(10,271)	(15,425)
(Purchase of) proceeds from the disposition of an investment interest	(2,244)	1,800
Proceeds from repayment of loan by a variable interest entity	7,728	—
Change in restricted cash	(6,506)	6,615
Purchase of short-term investments	(8,567)	(21,735)
Proceeds from sale of short-term investments	66,580	13,484
Other	143	(230)
Net cash provided by (used in) investing activities	46,863	(15,491)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	50,000	64,621
Payments on borrowings	(346,017)	(64,732)
Other	(3,637)	4,728
Net cash (used in) provided by financing activities	(299,654)	4,617
Effect of exchange rate changes on cash and cash equivalents	9,382	7,972
Net decrease in cash and cash equivalents	(183,548)	(152,200)
Cash and cash equivalents at beginning of period	437,449	661,623
Cash and cash equivalents at end of period	$253,901	$509,423